Exhibit (a)(1)(E)

Offer to Purchase
for Cash
All Outstanding Shares of
Common Stock
(including the Associated Preferred Stock Purchase Rights)
of
Facet Biotech Corporation
at
$14.50 Net Per Share
by
FBC Acquisition Corp.,
a wholly owned subsidiary of
Biogen Idec Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON OCTOBER 19, 2009, UNLESS THE OFFER IS EXTENDED.

September    , 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 21, 2009 (the ‘‘Offer to Purchase”), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the ‘‘Offer”) in connection with the offer by FBC Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Biogen Idec Inc. (“Biogen Idec”), to purchase for cash all of the issued and outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (together, the “Shares”), of Facet Biotech Corporation, a Delaware corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is invited to the following:

1. The tender price is $14.50 per Share, net to you in cash, without interest (and less any applicable withholding taxes).

2.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on October 19, 2009, unless the Offer is extended.

3. The Offer is conditioned upon, among other things, the following:

(i)	The Company’s stockholders having validly tendered and not properly withdrawn prior to the expiration date of the Offer that number of Shares representing, together with the Shares owned by Biogen Idec, at least a majority of the total voting power of all of the outstanding shares of the Company entitled to vote generally in the election of directors or with respect to a merger, calculated on a fully diluted basis after consummation of the Offer;

(ii)	Biogen Idec being satisfied that the restrictions on business combinations with interested stockholders set forth in Section 203 of the Delaware General Corporation Law are inapplicable to the Offer and the proposed merger or any other business combination involving Biogen Idec or any of its subsidiaries (including Purchaser) and the Company;

(iii)	All waiting periods under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated;

(iv)	The Company’s board of directors redeeming the preferred stock purchase rights, or Biogen Idec being satisfied that the preferred stock purchase rights have been invalidated or are otherwise inapplicable to the Offer and the proposed merger; and

(v)	The Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser or Biogen Idec’s ability to acquire the Company or otherwise diminishing the expected value to Biogen Idec of the acquisition of the Company other than, except as to terms not disclosed in the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2009, the Collaboration and License Agreement and related Stock Purchase Agreement between the Company and Trubion Pharmaceuticals, Inc. disclosed in such Current Report.

4.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after (i) timely receipt by Computershare Trust Company, N.A., the depositary for the offer, of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) and an Agent’s Message (as defined in the Offer to Purchase) or (ii) if your Shares are held in a DRS Account (as defined in the Offer to Purchase), timely receipt of a properly completed and duly executed letter of transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF
COMMON STOCK
OF
FACET BIOTECH CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 21, 2009, and the related Letter of Transmittal, in connection with the offer by FBC Acquisition Corp. to purchase all of the outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (together, the ‘‘Shares”), of Facet Biotech Corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:

Shares*

Signature(s)

Please type or print name (s)

Please type or print address

Dated:

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated it will be assumed that all Shares held by us for your account are to be tendered.

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